Exhibit 4.16

RULES OF THE
INDIVIOR GLOBAL
STOCK PROFIT PLAN

SLAUGHTER AND MAY
One Bunhill Row
London EC1Y 8YY

Table of Contents

Contents		Page
1	Definitions	1
2	Eligible Employees	3
3	Invitations to Apply for Options	3
4	Grant of Options	4
5	Limitations on the size and duration of the Plan	6
6	Limitation on Individual Participants	7
7	Time of exercise and lapse of Options	7
8	Changes in the control of the Company and Liquidation	9
9	Exchange of Options on a Takeover	10
10	Variation of Capital	11
11	Procedure for exercise of Options and Listing	11
12	Availability of Authorised Capital	14
13	Administration and amendment of the Plan	14
14	Errors and Omissions	15
15	Termination	16
16	Notices	16
17	Governing Law	16
	Schedule 1 The Indivior Global Stock Profit Plan (SAR Version) (the “SAR Plan”)	16

1                                      Definitions

1.1                            In the Plan references to the following words and expressions bear the following meanings namely:

“Act” means the Income Tax (Earnings and Pensions) Act 2003;

“Board” means the directors present at a duly convened meeting of the board of directors of the Company (or a duly appointed committee thereof) at which a quorum is present;

“Bonus Date” means in relation to any Option, the earliest date upon which the Notional Bonus is deemed payable under the terms of the Related Savings Contract;

“Company” means Indivior PLC in England and Wales with No. 9237894;

“Control” has the meaning ascribed to it in Section 995 of the Income Tax Act 2007;

“Date of Grant” the date on which an Option is granted;

“Dealing Day” means a day on which the London Stock Exchange is open for the transaction of business;

“Eligible Employee” means any individual who is an employee or director (being also an employee) of a Participating Company (except any such employee or director who is excluded from participation in the Plan under the terms of Rule 2);

“Equity Share Capital” has the meaning given to it by Section 548 of the Companies Act 2006;

“Exercise Price” means the price at which each Share the subject of an Option may be acquired on the exercise of that Option, being not less than:

(a)                              eighty per cent (80 per cent) of the Market Value of a Share (or such other percentage as shall be specified from time to time); or

(b)                              if greater, and Shares are to be acquired by subscription, the nominal value of a Share;

“Group” means the Company and its Subsidiaries;

“issue” means in relation to Shares, the allotment and issue of Shares forming part of the authorised but unissued share capital of the Company and derivative expressions shall be construed accordingly;

“Local Currency” means such lawful currency as the Board shall determine to be appropriate for purposes of a Related Savings Contract;

“Local Currency Equivalent” means an amount of money in the Local Currency equivalent to an amount in Pounds Sterling calculated by using the closing exchange rate as quoted in the Financial Times on the relevant day which, unless specified in the Plan, shall be as determined by the Board in advance;

“Local Limit” means any limit on the amount which may be paid by a Participant on the exercise of an Option under the laws or regulations of any jurisdiction in which he resides at the relevant time;

“London Stock Exchange” means the London Stock Exchange plc or any recognised investment exchange for the purposes of the Financial Services and Markets Act 2000 which may take over the function of the London Stock Exchange plc;

“Market Value” means on any day the arithmetic average of the market value of a Share, as derived from the Daily Official List of the London Stock Exchange for the previous five Dealing Days;

“Minimum Monthly Contribution” means in relation to any invitation to participate in the Plan and Options granted in respect of such invitation £5 or such other amount as the Board shall determine as the minimum monthly contribution;

“Notional Bonus” means the notional bonus deemed payable on the third anniversary of the starting date of a Savings Contract (after completion of 36 monthly contributions) and being equivalent to such bonus rate as is prescribed from time to time by the United Kingdom Treasury in relation to three year savings contracts under savings-related share option schemes which satisfy the requirement of the Act);

“Option” means a right granted pursuant to the Plan over Shares and for the time being subsisting, which right:

(a)                              in the case of the Trustee, is granted by the Company in respect of Eligible Employees; and

(b)                              in the case of Eligible Employees, is granted either by the Company or by the Trustee but (for the avoidance of doubt) in either case involves an obligation by the Company to issue or procure the transfer of Shares due on exercise;

“Participant” means an Eligible Employee who holds an Option or, where the context admits or requires, the personal representatives of such a person or the equivalent in any jurisdiction;

“Participating Company” means the Company and any Subsidiary which the Company has in accordance with, but subject to, Rule 13.2 for the time being agreed should be a participating company for the purposes of the Plan;

“Plan” means the [Indivior] Global Stock Profit Plan in its present form or with and subject to any amendment thereto for the time being in force;

“Related Savings Contract” means the Savings Contract entered into (or, as the context may require, to be entered into) by an Eligible Employee in connection with an invitation to participate in the Plan which for the avoidance of doubt may be more than one contract with more than one Savings Authority;

“Rules” means the Rules of the Plan as set out herein and amended from time to time;

“Savings Authority” means any bank or other savings authority or institution to whom contributions are payable under the terms of a Savings Contract;

“Savings Contract” means a contract for monthly savings with a Savings Authority;

“Shares” means fully paid Ordinary Shares in the capital of the Company complying with the conditions of paragraphs 18 to 22 (inclusive) of Schedule 3 to the Act;

“Subsidiary” means a company which is for the time being a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006;

“Taxes Act” means the Corporation Tax Act 2010;

“Trustee” means the trustee of the Indivior Employee Trust;

“UK Listing Authority” means the UK Financial Services Authority acting in its capacity as competent authority for the purposes of the Financial Services Act 2000 or such other person as is appointed to be the competent authority for the purposes of that Act;

“UK Plan” means the [Indivior] UK 2005 Savings Related Share Option Plan.

1.2                            Where the context so admits, any reference in these Rules:

1.2.1                  to the singular number shall be construed as if it referred also to the plural number and vice versa;

1.2.2                  to the masculine gender shall be construed as if it referred also to the feminine gender;

1.2.3                  to a statute or statutory provision is to a UK statute or statutory provision and shall be construed as if it referred also to that statute or provision as for the time being amended or re-enacted; and

1.2.4                  to a person “acting in concert” shall bear the same meaning as in Schedule 3 to the Act.

2                                      Eligible Employees

Every Eligible Employee shall be eligible to be invited to apply for an Option in accordance with the provisions of Rule 3 except that the Board may determine to exclude from participation in the Plan in any year of operation of the Plan or until further determination individuals employed in any jurisdiction, who would otherwise be Eligible Employees, by virtue of the fact that either their participation in the Plan is prohibited under the laws and/or regulations of such jurisdiction or because the level of costs which are likely to be incurred in order to enable such participation is not considered by the Board to be justifiable either generally or in the particular circumstances.

3                                      Invitations to Apply for Options

3.1                            Subject to the limitations and conditions herein contained (including the Board’s determination referred to in Rule 2) and unless prohibited by law, the Board may, at any time during the period of 30 (or 42 days in the event that applications are scaled down under Rules 4.5 and 4.6) after any of the following:

3.1.1                  the announcement by the Company of its results for any period or the issue by the Company of any prospectus, listing particulars or other document containing equivalent information relating to Shares; or

3.1.2                  a day on which an announcement is made of a new prospectus for certified SAYE savings arrangements (within the meaning of section 703(1) of Income Tax (Trading and Other Income) Act 2005; or

3.1.3                  a day on which an announcement is made of amendments to be made to the Act (so far as those changes affect savings - related share option plans under the Act) or a day on which any such amendments come into force; or

3.1.4                  any general meeting of the Company’s shareholders; or

3.1.5                  any day on which they resolve that exceptional circumstances exist which justify the grant of Options,

issue invitations to all Eligible Employees or issue an invitation to the Trustee to apply for an Option on behalf of all such persons on the basis that respective invitations will be issued to such Eligible Employees as soon as it is practicable to do so. Invitations shall be in such form as the Board may from time to time determine but shall specify:

(i)                                  the date by which applications must be received by the Company;

(ii)                               whether the repayment to be made under the Related Savings Contract for the purposes of determining the number of Shares to be placed under the relevant Option shall be deemed to include the Notional Bonus; and

(iii)                            the limit, if any, on the number of Shares over which applications for Options will be accepted on that occasion as fixed by the Board pursuant to Rule 5.1.

3.2                            Any invitation to the Trustee shall be issued on the basis that the Trustee may apply for an Option over the cumulative total number of Shares for which all the Eligible Employees could apply and on the basis that, to the extent the Eligible Employees do not apply for Options over such total number of Shares, the Option shall lapse in respect of the balance of the Shares immediately following the date specified to Eligible Employees for returning the forms referred to in Rule 3.3.1.

3.3                            Each invitation to an Eligible Employee shall be accompanied by or there shall be made available to each Eligible Employee:

3.3.1                  a form of application for an Option containing such provisions as may be prescribed by the Board including, without prejudice to the generality of the foregoing either (i), an authority for the contributions under the Related Savings Contract to be deducted from the Eligible Employee’s pay and remitted to the relevant Savings Authority on his behalf, or the Eligible Employee’s agreement to an alternative arrangement to make such contributions; (ii) and an authorisation for appropriate amendments to be made to the forms mentioned in this Rule 3.3 having regard to the requirements of Rules 4.6 and 4.7; and

3.3.2                  where appropriate a form of application to enter into a Savings Contract with and subject to the rules of such Savings Authority as the Board may determine stating the amount of the monthly contributions which the Eligible Employee wishes to pay thereunder (to be completed by the Eligible Employee).

3.4                            Each Eligible Employee who wishes to apply for an Option must return all such forms as are referred to in Rule 3.3 as instructed duly completed by no later than the date specified in the invitation failing which the invitation shall be deemed to have been declined.

3.5                            If the Board so determines, an Eligible Employee may apply for more than one Option in response to any invitation. If he does so, then he shall be treated for the purposes of Rules 4.5, 4.6 and 4.7 as having applied for a single Option.

4                                      Grant of Options

4.1                            Subject as hereinafter provided, the Board shall on a date not later than 30 days (or 42 days in the event that any such scaling down as is referred to in this Rule 4 is necessary) of the date specified by the Board for the return of the application forms grant the Options to the Eligible Employees or the Option to the Trustee in respect of the Eligible Employees. No payment will be required for the grant of an Option.

4.2                            Where an Option is granted to the Trustee, the number of Shares over which it shall be granted shall be the cumulative total number of Shares for which all the relevant Eligible Employees may have applied (subject to any scaling down which is necessary in accordance with Rule 4.6 or Rule 4.7) on the basis that, to the extent the Eligible Employees do not apply for options over such total number of Shares, the Option shall lapse in respect of the balance of the Shares immediately following the date specified for returning the forms referred to in Rule 3.3. The Option granted to the Trustee shall lapse in respect of the Shares over which Eligible Employees make applications for Options immediately following the grant of the Options to the Eligible Employees.

4.3                            Where an Option is granted to the Trustee, the subsequent grant of Options to the Eligible Employees shall be made within 30 days of the date specified to them for returning the forms referred to in Rule 3.3. No payment will be required for the grant of an Option.

4.4                            Subject as provided in Rules 4.4, 4.6 and 4.7, the number of Shares over which an Option shall be granted to each Eligible Employee shall be the nearest whole number (rounding down) obtained by dividing the Sterling equivalent (as determined by reference to the exchange rate applied at the time of invitations or invitation under Rule 3.1) of the aggregate of the contributions repayable under the Related Savings Contract on the Bonus Date and the Notional Bonus where the Board has specified, in accordance with Rule 3.1, that it is to be included for determining the number of Shares, by the Exercise Price.

4.5                            If the total number of Shares over which Options would otherwise be granted to Eligible Employees or (as appropriate) an Option would otherwise be granted to the Trustee on any Date of Grant would result in any limit imposed by the Board pursuant to Rule 5.1 in relation to that Date of Grant or any other limit imposed by Rule 5 to be exceeded, the Board must scale down the applications by Eligible Employees or the application by the Trustee (which, for the purposes of this Rule 4.5 and Rule 4.6, shall be treated as being the number of applications as represents the total number of Eligible Employees on whose behalf the Trustee has made its application) in accordance with the provisions set out in Rule 4.6 or on some other basis as may be determined by the Board and in the case of scaling down of the application by the Trustee there shall be an equivalent scaling down of the applications made by the Eligible Employees .

4.6                            The Board shall take steps to reduce each application by taking the following steps in the order in which they appear:

4.6.1                  each application will be reduced either by the same monetary amount or in proportion to the nearest multiple of £1 or its Local Currency Equivalent but no application may be reduced below such sum as may be the Minimum Monthly Contribution or its Local Currency Equivalent; and

4.6.2                  each application will be deemed to be an application for a Savings Contract under which the Notional Bonus will not be taken into account for the purposes of determining the number of Shares over which an Option is to be granted.

4.7                            If following the operation of Rule 4.6 above the number of Shares over which the Option would otherwise be granted on the Date of Grant would still exceed any of the relevant limits referred to in Rule 5, the Board may either (i) not grant the Option or (ii) in the case of any Date of Grant other than the first under the Plan grant Options to such of the Eligible Employees, or grant the Option to the Trustee in respect of such of the Eligible

Employees, as appropriate, who have never previously been granted Options or in relation to whom the Trustee has never previously been granted an Option on the basis that there are no other Eligible Employees and on the basis also that where the Option has initially been granted to the Trustee the invitations will be issued and Options granted only to the Eligible Employees in respect of whom the Trustee has been initially granted the Option.

4.8                            As soon as practicable after the Date of Grant (to the Trustee and/or the Eligible Employees, as appropriate), option certificates shall be issued in respect of all Options granted. An option certificate shall specify the number of Shares over which the Option has been granted, the Exercise Price, the Bonus Date and the Date of Grant and shall otherwise be in such form as the Board may from time to time determine. If an option certificate becomes worn out, defaced, destroyed or lost, it may be renewed on such evidence being provided and on such terms as the Board may require.

4.9                            No Option shall be granted other than to a person who at the Date of Grant is employed by a Participating Company (or to the Trustee on behalf of such a person).

4.10                     Subject to Rule 7.3, an Option granted to an Eligible Employee shall be personal to him and neither such Option nor any rights or interests of a Participant under the Plan shall be the subject of any disposal, assignment, charge or other dealing by such Participant.

5                                      Limitations on the size and duration of the Plan

5.1                            On or before the date upon which invitations are issued to Eligible Employees or an invitation is issued to the Trustee on any occasion the Board may determine a limit on the number of Shares over which applications for Options will be accepted on that occasion.

5.2                            The nominal amount of Shares over which the Board may grant Options on any date shall be limited so that it does not exceed the limit set out in Rule 5.3.  This limitation only applies to Options which are to be satisfied (directly or indirectly) by the issue of new Shares or the transfer of treasury Shares.

5.3                            The limit is 10 per cent of the nominal amount of the Company’s Equity Share Capital on the day preceding the Date of Grant less the aggregate of the nominal amounts of:

5.3.1                  Shares allocated in respect of awards granted within the previous 10 years under any employee share scheme; and

5.3.2                  Shares remaining to be allocated in respect of awards granted on the same date or within the previous 10 years under any employee share scheme; and

5.3.3                  Shares allocated on the same date or within the previous 10 years under any employee share scheme otherwise than in respect of an award.

5.4                            For purposes of Rule 5:

5.4.1                  “allocate” means the issue of new Shares or the transfer of treasury Shares in satisfaction (directly or indirectly) of a person’s rights under an award;

5.4.2                  an “award” means any right to acquire or receive Shares whether conditional or unconditional and whether or not for payment;

5.4.3                  an “employee share scheme” means any scheme for employees of the Group which has been approved by the Company or Reckitt Benckiser plc (registered in England under no. 527217) in general meeting;

5.4.4                  “treasury Shares” has the same meaning as in Chapter 6 of the Companies Act 2006;

5.4.5                  no account will be taken of Shares acquired by an employee or former employee (or the personal representatives of such a person) where the Shares are acquired for a price equal to their market value at or about the date of acquisition and the cost of those Shares is borne by (or by the estate of) the employee or former employee;

5.4.6                  subject to Rule 5.4.7, no account will be taken of an award if and to the extent to which the Board considers that it will be satisfied by the transfer of existing Shares other than treasury Shares;

5.4.7                  any Shares allocated or remaining to be allocated to the trustee of any trust which were used or which are to be used to satisfy awards granted under an employee share scheme must be treated as having been allocated or as remaining to be allocated in respect of those awards unless the Shares were acquired by the trustee pursuant to a rights issue or other opportunity offered to the trustee in respect of Shares, other than Shares previously allocated to it; and

5.4.8                  where an award was granted in consideration of the release by the holder of an award previously granted to him under an employee share scheme, then the earlier award shall be ignored and the later award shall be deemed to have been granted at the same time as the earlier award.

5.5                            Where an individual is granted two options on terms that the exercise of one will automatically result in a reduction to the extent to which the other may be exercised and vice versa, then for the purposes of this Rule 5 it shall only be necessary to take into account that number of Shares which could be acquired in respect of those options having regard to those terms.

5.6                            No Option shall be granted under the Plan after 30 November, 2024.

6                                      Limitation on Individual Participants

6.1                            The contribution payable by a Participant in any month under his Related Savings Contract when added to the contribution payable in that month under any other Savings Contract entered into by him at an earlier date (whether under the Plan or the UK Plan) shall not exceed £500 or such greater sum determined by the Board or its equivalent by reference to the Local Currency Equivalent in respect of contributions being made under Savings Contracts entered into under the Plan.

6.2                            The contribution payable by a Participant in any month under his Related Savings Contract shall not be less than the Local Currency Equivalent of the Minimum Monthly Contribution.

6.3                            The relevant day for determining the Local Currency Equivalent for the purposes of this Rule 6 in respect of Savings Contracts entered into under the Plan shall be determined by the Board but shall be at or about the time of the invitations or invitation under Rule 3.1.

7                                      Time of exercise and lapse of Options

7.1                            Save as provided in this Rule 7 and Rule 8 and subject to Rule 11.2, an Option shall first be exercisable on the Bonus Date of the Related Savings Contract.

7.2                            Subject to any other provision in this Rule 7 or Rule 8 providing for the Option to lapse at any earlier time, an Option shall lapse upon the expiry of six months after the Bonus Date of the Related Savings Contract notwithstanding any other provision of this Rule 7 (other than Rule 7.3) or Rule 8.

7.3                            If a Participant dies:

7.3.1                  before the Bonus Date of the Related Savings Contract, any Option then held by him shall, subject to Rule 10.2, and any relevant restriction under the laws or regulations of any jurisdiction be exercisable by his personal representatives (or the equivalent in any jurisdiction) for a period of 12 months from the date of his death; or

7.3.2                  within a period of six months after the Bonus Date of the Related Savings Contract, any Option then held by him shall, subject to Rule 10.2 and any relevant restriction under the laws or regulations of any jurisdiction, be exercisable by his personal representatives (or the equivalent in any jurisdiction) within 12 months of the Bonus Date;

and at the expiry of either such period the Option shall lapse.

7.4                            If a Participant ceases to hold an office or employment by virtue of which he was an Eligible Employee as a result of:

7.4.1                  his injury, ill-health or disability; or

7.4.2                  his redundancy (and for these purposes the Board shall determine whether a Participant has been made redundant but may, in making such determination, seek the advice of the relevant Participating Company employing the Participant in relation to the applicability of redundancy laws in the particular jurisdiction of the relevant Participating Company); or

7.4.3                  his retirement; or

7.4.4                  the undertaking or the part thereof in which he works being transferred to a transferee which is neither a Participating Company, an associated company (within the meaning of paragraph 47 of Schedule 3 to the Act) of the Company nor a company of which the Company has Control, he may, subject to Rule 8 and Rule 10.2, exercise any Option then held by him during the period of six months from the date of such cessation and at the expiry of such period his Option shall, subject to Rule 7.3, lapse.

7.5                            If the Company ceases to have Control of any company in which a Participant holds the office or employment as a result of which he was an Eligible Employee, he shall thereupon be deemed to have ceased to hold such office or employment and any Option then held by him shall, subject to Rule 8 and Rule 11.2, be exercisable for a period of six months from the date of such cessation and at the expiry of such period shall, subject to Rule 7.3, lapse.

7.6                            If, other than in the circumstances described in Rules 7.3 and 7.4 , a Participant ceases for whatever reason to hold the office or employment by virtue of which he was an

Eligible Employee any Option then held by such Participant shall lapse at the date of such cessation provided always that for the purposes of this Rule 7.6 only where a Participant has ceased to hold such an office or employment due to maternity leave and in circumstances such that she has a right to return to work she shall be deemed not to have ceased to hold such an office or employment until she is no longer capable of exercising a right to return to work.

7.7                            If a Participant gives notice to the relevant Savings Authority that he intends to stop paying contributions under his Related Savings Contract or he misses any monthly contribution due under the Related Savings Contract then, unless the relevant Option is then exercisable under this Rule 7 or Rule 8, it shall thereupon lapse.

7.8                            In the event of any assignment, charge or other dealing with or disposal, purported or otherwise, of an Option or any of his rights or interests under the Plan by a Participant contrary to the provisions of Rule 4.12, such Option shall automatically lapse.

7.9                            Participation in the Plan by an Eligible Employee or a Participant is a matter entirely separate from, and shall not affect, any pension rights or entitlements which he may have and from his terms of employment and in particular (but without prejudice to the generality of the foregoing) if a Participant shall for any reason cease to be an Eligible Employee or a Participant or his Option shall lapse, he shall not be entitled to any compensation (including, without limitation, any compensation in any claim for damages for breach of any contract of employment) from the Company or any Subsidiary or any associated company (within the meaning of paragraph 47 of Schedule 3 to the Act) of the Company or any company of which the Company has Control by reference to his rights granted under the Plan or the benefits capable of being received under the Plan or for any loss or diminution in value thereof.

7.10                     For the purposes of Rules 7.4, 7.5 and 7.6 no person shall be treated as ceasing to hold an office or employment by virtue of which he was an Eligible Employee until he ceases to hold an office or employment in the Company or any associated company of the Company (within the meaning that this expression bears in paragraph 47(1) of Schedule 3 to the Act) or any company under the Control of the Company. But if a Participant holds an office or employment on the Bonus Date with a company which is not a Participating Company but which is:

7.10.1           an associated company (within the meaning that this expression bears in paragraph 47(1) of Schedule 3 to the Act) of the Company; or

7.10.2           a company which is under the Control of the Company,

he may, subject to Rule 11.2, exercise his Option in the period of six months starting with the Bonus Date and, subject to Rule 7.3, at the expiry of that period his Option shall lapse.

8                                      Changes in the control of the Company and Liquidation

8.1                            Subject to Rule 8.5, if any person (either alone or together with any person acting in concert with him) obtains Control of the Company as a result of making:

8.1.1                  a general offer to acquire the whole of the ordinary share capital (as defined in Section 1119 of the Taxes Act) of the Company (or such part thereof as is not already owned by the offeror and/or any person acting in concert with the offeror) which is made on condition such that if it is satisfied the person making the offer (together with any persons acting in concert with him) will have Control of the Company; or

8.1.2                  a general offer to acquire all the Shares of the Company,

the Board shall give notice thereof to all Participants as soon as reasonably practicable thereafter and thereupon each Participant may, subject to Rule 11.2, exercise any Option then held by him within the six months following the time when the person making the offer (together with any persons acting in concert with him) has obtained Control of the Company and any condition subject to which the offer was made has been satisfied provided that, if under any of the provisions of Rule 7 or Rule 8.3 that Option lapses at an earlier time, the Option shall cease to be exercisable after that time notwithstanding this Rule 8.1.

8.2                            Subject to Rule 8.5, if under Section 899 of the Companies Act 2006 the Court sanctions a compromise or arrangement between the Company and its members, the Board shall give notice thereof to all Participants as soon as reasonably practicable thereafter and thereupon each Participant may, subject to Rule 11.2, exercise any Option within 6 months of the Court sanctioning such compromise or arrangement provided that, if under any of the provisions of Rule 7 that Option lapses at an earlier time, the Option shall cease to be exercisable after that time notwithstanding this Rule 8.2. Upon the compromise or arrangement becoming effective, all Options shall lapse.

8.3                            If any person becomes bound or entitled to require Shares under Chapter 3 of Part 28 of the Companies Act 2006 (or closely comparable overseas legislation) any unexercised Options may, subject to Rule 11.2, be exercised at any time when that person remains so bound or entitled and will lapse when that person ceases to be so bound or entitled provided that, if under any of the provisions of Rule 7 an Option lapses at an earlier date, the Option shall cease to be exercisable after that time notwithstanding Rule 8.3.

8.4                            Subject to Rule 8.5, if the Company passes a resolution for the voluntary winding up of the Company, any outstanding Option may be exercised within 60 days of the passing of the resolution after which, to the extent not exercised, it will lapse.

8.5                            If:

8.5.1                  the events referred to in Rules 8.1, 8.2, 8.3 or 8.4 are part of an arrangement which will mean that the Company will be under the Control of another company; and

8.5.2                  the persons who owned Shares in the Company immediately before the change of Control will immediately afterwards own at least 50% of the shares in that other company; and

8.5.3                  Participants to be offered substitute options under Rule 9,

then the Board may decide that those Participants who hold Options which are not exercisable otherwise than under Rule 8 may not be exercised.

9                                      Exchange of Options on a Takeover

9.1                            Notwithstanding the provisions of Rule 8, if any company (the “Acquiring Company”) obtains Control of the Company or becomes bound or entitled to acquire shares in the Company within any of the sets of circumstances specified in Rules 8.1, 8.2 and 8.3, a Participant may at any time within the period specified in those Rules, by agreement with the Acquiring Company release his Option (the “Old Option”) in consideration of the grant to him of a new option (the “New Option”) which is equivalent to the Old Option (by virtue of satisfying the requirements of paragraph 39 of Schedule 3 to the Act) but relates to shares in a different company (whether the Acquiring Company itself or some other company falling within paragraph (b) or (c) of paragraph 18 of Schedule 3 to the Act).

9.2                            The Board may determine that a Participant will be deemed to have agreed to the release of his Old Option in return for the grant of a New Option under Rule 9 in either or both of the following cases:

9.2.1                  where Rule 8.5 applies to the Old Option (and it does not therefore become exercisable); and

9.2.2                  where the Participant has chosen not to exercise his Option and the Option would otherwise lapse under the relevant part of Rule 8.

9.3                            Where the “New Options” are granted pursuant to Rule 9.1 they should be regarded for the purposes of the subsequent application of the provisions of the Plan as having been granted at a time when the corresponding Old Options were granted and, with effect from the date on which the New Options are granted:

9.3.1                  save for the definition of “Participating Company in Rule 1, references to the “Company” (including the definition in Rule 1) shall be construed as being references to the Acquiring Company or such other company to whose shares the New Option relates;

9.3.2                  references to “Shares” (including the definition in Rule 1) shall be construed as being references to shares in the Acquiring Company or shares in such other company to which the New Options relate but references to Participating Company shall continue to be construed as if references to the Company were references to [Indivior];

9.3.3                  the Related Savings Contract made in connection with the Old Option has been made in connection with New Option; and

9.3.4                  the Bonus Date in relation to the New Option was the same as in relation to the Old Option.

10                               Variation of Capital

10.1                     In the event of any capitalisation or rights issue by the Company, or any consolidation, subdivision or reduction of the share capital of the Company or any other variation of its share capital, the number and the nominal amount of Shares subject to any Option and the Exercise Price may be adjusted by the Board in such manner as it may determine to be appropriate.

10.2                     Any adjustment made pursuant to this Rule shall be made on the basis that the aggregate Exercise Price originally payable by a Participant on the exercise of his Option in full shall not be materially altered.

10.3                     No adjustment shall be made to the extent that it would result in a Share being issued at less than its nominal value or cause the Shares subject to the Plan to cease to satisfy the conditions of paragraphs 18 to 22 (inclusive) of Schedule 3 to the Act.

11                               Procedure for exercise of Options and Listing

11.1                     Subject to Rule 11.2, where an Option is exercisable under the provisions of the Plan, a Participant may exercise it (subject to any Local Limit) in whole or, provided that the amount payable on exercise is not less than the lowest of (i) £200, (ii) the amount payable on the exercise of the Option to the maximum extent permitted by the Rules at that time and (iii) any applicable Local Limit, in part.

11.2                     This Rule shall apply:

11.2.1           when an Option becomes exercisable under any Rule of the Plan (except Rule 8.4 or Rule 7.7) unless:

(i)                                  either prior to such Option becoming exercisable or within 14 days (or, in relation to Rule 8, such lesser number of days as the Board shall determine and notify to the Participants) of such Option becoming exercisable (or where this is not feasible such later date as may be determined by the Company) the Participant notifies the Company that he wishes to exercise the Option utilising the repayment under the Related Savings Contract in accordance with Rule 11.5 (by giving notice in writing to the Company in the form prescribed by the Board); or

(ii)                               in relation to an event falling within Rule 8, a Participant is deemed to have elected to release his Option in exchange for the grant of a new option under Rule 9.2;

11.2.2           when an Option becomes exercisable under Rule 7.7 if either prior to such Option becoming exercisable or within 14 days of such Option becoming exercisable the Participant notifies the Company in writing that he wishes this Rule to apply;

11.2.3           when an Option is not capable of being exercised due to any relevant restriction under the laws or regulations of any jurisdiction when this rule shall apply automatically in respect of the relevant Option which the Participant is not able to exercise due to such restriction; and

11.2.4           when an Option is exercised by a Participant in part only in order to comply with any relevant Local Limit when this Rule shall apply automatically in respect of such part of the Option as the Participant is not able to exercise due to such limit and provided there are sufficient Shares remaining under the unexercised part of the Option in order for a resulting benefit to be provided to the Participant, and provided that the market value of a Share (as derived from the Daily Official List of the London Stock Exchange) on the day of deemed exercise is greater than the Exercise Price.

11.3                     Where Rule 11.2 applies:

11.3.1           by virtue of Rules 11.2.1 or 11.2.2  the Participant shall be deemed to have exercised his Option on the day of deemed exercise and instructed the Company’s brokers to sell as many Shares as are necessary to obtain the funds due on exercise in full of the Option together with such amount (if any) as is required under Rule 11.11 and to account to the Company for the net proceeds of sale, such proceeds to be applied in payment of the aggregate Exercise Price and the amount (if any) due under Rule 11.11. The balance of the Shares under the Option shall be passed on to or for the benefit of the relevant Participant. Any sale proceeds remaining shall be applied towards the costs of administering the Plan;

11.3.2           by virtue of Rules 11.2.3 or 11.2.4, the Participant shall be deemed to have exercised his Option or such part of his Option (as applicable) as he has not been able to actually exercise under Rule 11.5, on the day of deemed exercise, and instructed the Company’s brokers to sell all of his Shares.  Such amount of the proceeds as are necessary to obtain the funds due on exercise of the Option together with such amount (if any) as is required under Rule 11.11 shall be accounted to the Company , such proceeds to be applied in payment of the aggregate Exercise Price and the amount (if any) due under Rule 11.11. The balance of the proceeds of sale shall be passed on to or for the benefit of the relevant Participant.

11.4                     The day of deemed exercise for the purposes of this Rule 11.3 is:

11.4.1           where Rule 11.3 applies by virtue of Rules 11.2.1, 11.2.2 or 11.2.3, where an Option is exercisable pursuant to Rule 7.1, the day after the end of the 14 day period referred to above and, where an Option is exercisable pursuant to any other Rule, either the day after the end of the 14 day (or lesser) period referred to above or, where the Participant has not completed 36 contributions under his Savings Contract and wishes to continue to save as long as possible and indicates this to the Company in writing prior to the end of such 14 day or lesser period, the last practicable date, as determined by the Board and notified to the Participant in writing, prior to his Option lapsing; and

11.4.2           where this Rule 11.3 applies by virtue of Rule 11.2.4, such date as may be selected by the Board which is as close to the date of actual exercise of the part of the Option which the Participant has been able to exercise under Rule 11.5 as is practicable.

11.5                     Where a Participant wishes to exercise his Option utilizing the repayment under the Related Savings Contract he shall do so by submitting a remittance for the whole of the amount payable on the exercise of the Option (being the product of the number of Shares in respect of which the Option is to be exercised and the Exercise Price applicable thereto) which amount shall be provided out of the repayment (including any interest) under the Related Savings Contract (or, if the Board so determines, an authority to obtain such repayment from the relevant Savings Authority). If such repayment is insufficient to acquire all the Shares in respect of which the Option is exercisable because of fluctuations in the exchange rate where the Participant has been saving in Local Currency, the Participant may provide additional funds to acquire all the Shares.

11.6                     Where a Participant wishes to exercise his Option utilizing the repayment under the Related Savings Contract, an Option shall be deemed to be exercised upon receipt by the Company of both the notice and the payment of the due exercise monies or, as the case may be, the appropriate authority except where the notice and payment or authority shall be sent by pre-paid post when the date of posting, as evidenced by the postmark on the envelope or in such other manner as shall be determined by the Board, shall be the date of exercise.

11.7                     If an Option is to be exercised in accordance with Rule 11.5 or deemed exercised in accordance with Rule 11.4 pursuant to any of the provisions of Rule 7 or 8 before the Bonus Date, then and in any such case the relevant Option shall be exercisable or deemed exercised only in respect of that number of Shares whose total Exercise Price can or could be satisfied out of the repayment (including any interest) payable under the Related Savings Contract as at the date of such exercise or deemed exercise subject to the Participant’s right to top up his savings in accordance with Rule 11.5 and where the Option is to be deemed exercised under Rule 11.5 it shall be assumed that he has topped up his savings in accordance with Rule 11.5.

11.8                     Subject to such consents or other required action of any competent authority under regulations or enactments for the time being in force as may be necessary and subject to compliance with the terms of the Option, the Company shall, within 30 days after the exercise or deemed exercise of any Option, either issue and allot to the Participant or at his direction the number of Shares due or procure the transfer to him or at his direction of those Shares. Shares issued and allotted pursuant to the Plan shall rank pari passu in all respects with the Shares in issue on the date of allotment, save as regards any rights attaching by reference to a record date which precedes that date.

11.9                     The Company shall make application to the UK Listing Authority for the admission to the Official List of all Shares allotted pursuant to the exercise or deemed exercise of any Option and to the London Stock Exchange for permission to trade in those Shares provided that Shares are then listed on the UK Listing Authority.

11.10              Subject to the provisions of Rule 11.1 and 11.2, if an Option is exercised or deemed exercised in respect of part only of the Shares comprised therein, the Option in respect of the balance shall lapse.

11.11              The Company, any employing company or the trustee of any employee benefit trust may make such arrangements as it considers necessary to meet any liability to taxation, duties, social security contributions or other amounts in respect of Options or otherwise in connection with a person’s participation in the Plan, whether the liability is a liability of, or is payable by, the Participant, the Company, the employing company or the trustee and whether such liability arises before or after the adoption of this Rule.  These arrangements may include (without limitation) a reduction in the number of Shares subject to an Option and/or the exercise of an Option on behalf of a Participant and/or the sale on behalf of the Participant of any of the Shares to which he is entitled under the Plan and the retention of the sale proceeds to meet the liability.  References to social security contributions include anything in a jurisdiction outside the United Kingdom which, in the opinion of the Board, is reasonably comparable to social security contributions.

12                               Availability of Authorised Capital

The Company shall keep available sufficient unissued Share capital, or otherwise ensure that there are sufficient Shares available, to satisfy all outstanding Options.

13                               Administration and amendment of the Plan

13.1                     The Board shall have power from time to time to make and vary such regulations (not being inconsistent with the Plan) for the implementation and administration of the Plan as it thinks fit.

13.2                     The Company shall have power from time to time exercisable by resolution of the Board to agree that any Subsidiary over which the Company has Control shall become a Participating Company for the purposes of the Plan. Any such Subsidiary shall cease to be a Participating Company as from such date as the Board may by resolution determine and shall be deemed not to be a Participating Company as from the date on which it ceases to be a Subsidiary or, if earlier, as from the date on which the Company ceases to have Control of the Subsidiary.

13.3                     In the event of any dispute as to whether a person is or is not an Eligible Employee or as to any rights or obligations of any person hereunder or any question concerning the construction or effect hereto or any other question in connection with the Plan, the Board shall determine the same (other than in the case of a matter to be certified by the auditors in accordance with these Rules) and such determination shall be final and binding on all persons.

13.4                     This Plan may be altered in any respect by resolution of the Board provided that:

13.4.1           except to the extent that such alteration is necessary or advisable to give effect to any increase in the maximum monthly contribution as permitted by Rule 6 or would be subject to Rule 13.5 below, the definition of “Adoption Date” and the provisions of Rules 2, 4.5, 4.12, 5 , 6, 7, 8, 10, 11.8 and this Rule 13 shall not be altered to the advantage of Eligible Employees or Participants except with the prior sanction of the Company in general meeting; and

13.4.2           subject to Rule 13.5, no alteration shall be made which would affect adversely any of the subsisting rights of Participants except with the consent of Participants who, if they exercised their Options in full, would thereby become entitled to not less than three-quarters of all the Shares which would fall to be allotted upon exercise in full of all outstanding Options.

13.5                       The Board may make amendments to the Plan to take account of any changes to any relevant law or to get or keep favourable tax, exchange control or regulatory treatment for Participants or any Participating Company including without limitation, the adoption of sub-plans with particular rules to apply for specific jurisdictions.

13.6                     Written notice of any alteration made in accordance with Rule 13.4 which affects the rights of Participants shall be given to all Participants and to the Trustee.

13.7                     Subject to Rule 8 and any requirement in any jurisdiction of any Participating Company to provide documentation or information to Eligible Employees or Participants, the Company shall not be obliged to provide Eligible Employees or Participants with copies of any notices, circulars or other documents sent to holders of Shares.

13.8                     The cost of the preparation and the operation of the Plan shall be borne by the Company.

14                               Errors and Omissions

The Company, the relevant Participating Company and where appropriate the Trustee may do all such acts and things as they may agree to rectify any error or omission, including any error or omission as a result of which any Eligible Employee is not accounted for on the grant of Options or an Option to the Trustee notwithstanding that such action may fall outside the time limits or otherwise conflict with the provisions of the

Rules provided always that the limits set out in Rules 5 and 6 would not thereby be exceeded.

15                               Termination

15.1                     The Company by resolution of the Board may at any time suspend or terminate the operation of the Plan and in such event no further Options will be granted for the time being or permanently but in all other respects the provisions of the Plan shall remain in force.

15.2                     The Plan will terminate on 30 November, 2014. On termination, no further Options may be granted but such termination shall be without prejudice to any accrued rights in existence at the date thereof.

16                               Notices

16.1                     Save as otherwise provided in this Scheme any notice or communication to be given to any Eligible Employee or Participant may be:

16.1.1           delivered by electronic mail and it shall be deemed to have been received upon electronic confirmation of such delivery; or

16.1.2           personally delivered or sent by ordinary post to his last known address and where a notice or communication is sent by post it shall be deemed to have been received 48 hours after the same was put into the post properly addressed and stamped.

Share certificates and other communications sent by post will be sent at the risk of the Eligible Employee or Participant concerned and neither the Company nor any of its Subsidiaries nor the Trustee shall have any liability whatsoever to any such person in respect of any notification, document, share certificate or other communication so given, sent or made.

16.2                     Any notice to be given to the Company or the Trustee shall be delivered or sent to the Company at its registered office, marked for the attention of the Company Secretary, and shall be effective upon receipt.  The Board may make other arrangements to receive notices.

17                               Governing Law

This Plan and all Options granted under it shall be governed by and construed in accordance with English law.

Schedule 1
The Indivior Global Stock Profit Plan (SAR Version)
(the “SAR Plan”)

1                                      Definitions and Interpretation

1.1                            Unless the context otherwise requires, all expressions defined in the Indivior Global Stock Profit Plan shall have the same meaning in this Schedule 1 save that any reference to an “Option” in the Plan shall be regarded as a SAR (as defined in Rule 1.2 of this Schedule 1.

1.2                            In addition, the following expressions shall have the following meanings in this Schedule 1 unless the context otherwise requires:

“Cash Award” an award made to a Participant in the form of cash as described in Rule 9 of this Schedule 1;

“Relevant Repayment Date” the third anniversary of the starting date of the Related Savings Contract, on which, subject to the rules of the Plan, the total value of such Related Savings Contract is due for repayment;

“SAR” a right to receive a Share Award (subject to the rules of this Schedule 1) and for the time being subsisting;

“SAR Option” means an Option granted to the Trustee in accordance with Rule 5 of this Schedule 1; and

“Share Award” a gift from the Company to a Participant in the form of Shares, calculated as described in Rules 4.2 and 7 of this Schedule 1, as appropriate.

2                                      Applicability of the Plan

2.1                            Save as hereinafter specified, all the terms and provisions of the Plan shall apply mutatis mutandis to the grant of SARs under this Schedule 1.

2.2                            Under Rule 7 of the Plan the words “Bonus Date of the Related Savings Contract” shall be substituted with the words “Relevant Repayment Date” when referring to the exercise and lapse of a SAR.

2.3                            The exercise of a SAR in accordance with Rules 7 and 8 of the Plan will be to the extent described in Rule 7 of this Schedule 1 below.

3                                      Invitations to apply for SARs

3.1                            Subject to the limitations and conditions herein contained (including the Board’s determination referred to in Rule 2 of the Plan) and unless prohibited by law, the Board may at any time within the period of time during the period of 30 (or 42 days in the event that applications are scaled down under Rules 4.5 and 4.6 of the Plan) after any of the following;

3.1.1                  the announcement by the Company of its results for any period or the issue by the Company of any prospectus, listing particulars or other document containing equivalent information relating to Shares; or

3.1.2                  a day on which an announcement is made of a new prospectus for certified SAYE savings arrangements (within the meaning of section 703(1) of the Income Tax (Trading and Other Income) Act 2005); or

3.1.3                  a day on which an announcement is made of amendments to be made to the Act (so far as those changes affect savings - related share option plans under the Act) or a day on which any such amendments come into force; or

3.1.4                  any general meeting of the Company’s shareholders; or

3.1.5                  any day on which they resolve that exceptional circumstances exist which justify the grant of Options,

issue an invitation to all persons who will be or were Eligible Employees. Invitations shall be in such form as the Board may from time to time determine but shall specify:

(i)                                  the date by which applications must be received by the Company;

(ii)                               that if an Eligible Employee wishes to accept an invitation he must agree to enter into a Savings Contract;

(iii)                            whether the repayment to be made under the Related Savings Contract for                                  the purposes of determining the number of Shares to which the relevant SAR relates shall be deemed to include the Notional Bonus and;

(iv)                           the limit, if any, on the number of Shares which may be contained in a Share Award as fixed by the Board pursuant to Rule 5.1 of the plan.

3.2                            Each invitation to an Eligible Employee shall be accompanied by or there shall be made available to each Eligible Employee:

3.2.1                  a form of application for an SAR, containing such provisions as may be prescribed by the Board, including

(i)                                  either an authority for the contributions under the Related Savings Contract to be deducted from the Eligible Employee’s pay and remitted to the relevant Savings Authority on his behalf or the Eligible Employee’s agreement to an alternative arrangement to make such contributions; and

(ii)                               an authorisation for appropriate amendments to be made to the forms mentioned in this Rule 3 having regard to the requirements of Rules 4.3 and 4.4 of this Schedule 1; and

3.2.2                  where appropriate, a form of application to enter into a Savings Contract with and subject to the rules of such Savings Authority as the Board may determine, stating the amount of the monthly contributions which the Eligible     Employee wishes to pay thereunder (to be completed by the Eligible Employee).

3.3                            Each Eligible Employee who wishes to apply for an SAR must return all such forms as are referred to in Rule 3.2 above as instructed, duly completed, by no later than the date specified by the Board, failing which the invitation shall be deemed to have been declined.

4                                      Grant of SARs

4.1                            Subject as hereinafter provided, the Board shall on a date not later than 30 days (or 42 days in the event that any such scaling down as is referred to in Rules 4.3 and 4.4 of this Schedule 1 is necessary) of the date specified by the Board for the return of the application forms, and following (or on the same day as) the grant of an SAR Option to the Trustee pursuant to Rule 5 of this Schedule 1, grant SARs to the Eligible Employees who have returned forms pursuant to Rule 3.3 of this Schedule 1. No payment will be required for the grant of any SAR.

4.2                            The formula for determining the number of Shares subject to a Share Award shall be as follows:

N = MSxM ÷ NSPx (ESP - NSP) ÷ ESP

Where: N is the number of Shares subject to a Share Award, rounded down to a whole number of Shares.

MS is the monthly level of savings of the Participant (converted into pounds Sterling using an exchange rate determined by the Board as at the time invitations are issued to Eligible Employees under Rule 3).

M is the number of monthly savings contributions made by the Participant under the Related Savings Contract and, if the Board has so determined, will be increased by the number of months representing the Notional Bonus. If the Participant makes less than 36 monthly contributions when M includes the Notional Bonus, then M shall be expressed as (M ÷ 36) x (36 + the Notional Bonus).

NSP is the “net Share price”, (expressed in pounds Sterling), being the Market Value of a Share (as determined by the Board) on the date of grant of the SAR, less a discount (as determined by the Board) of up to 20 per cent of such Market Value.

ESP is the “end Share price”, (expressed in pounds Sterling) being the Market Value of a Share (as determined by the Board) at the Relevant Repayment Date.

The number of Shares to be taken into account for the purposes of Rule 5 of this Schedule 1 and for the purposes of the limits in Rule 5 of the Plan shall be calculated as follows in respect of each Participant and shall be aggregated appropriately:

N = MSxM ÷ NSP

For the purposes of Rules 5 of this Schedule 1 and Rule 5 of the Plan, if the Board has determined that M shall include the Notional Bonus, M shall be deemed to be the sum of 36 and the Notional Bonus.

4.3                            If the application of the formula in Rule 4.2 above results in the number of Shares to which an SAR relates exceeding any maximum number of Shares which may be determined by the Board under Rule 5.1 of the Plan or results in the aggregate number of Shares exceeding any of the other limits in Rule 5 of the Plan, the Board may scale down such number of Shares pursuant to Rule 4.4 of this Schedule 1.

4.4                            The Board shall take steps to reduce each application by taking the following steps in the order in which they appear:

4.4.1                  each application to be granted an SAR will be reduced either by deeming the monthly savings contributions to be reduced by the same monetary amount or in proportion to the nearest multiple of £1 or its Local Currency Equivalent but no monthly savings contribution may be deemed to be reduced below such sum as may be the Minimum Monthly Contribution or its Local Currency Equivalent; and

4.4.2                  each application will be deemed to be an application to be granted an SAR on the basis that the Notional Bonus will not be taken into account for the purposes of determining the number of Shares to which a SAR relates.

4.5                            If following the operation of Rule 4.4 above the number of Shares to which an SAR relates would still exceed any of the relevant limits referred to in Rule 5 of the Plan, the Board may decide not to grant the SAR.

4.6                            The Company shall, as soon as practicable after the Date of Grant, issue or cause to be issued certificates in respect of all SARs granted. Each certificate shall specify the number of Shares to which the SAR relates, the net Share price, the Relevant Repayment Date and the Date of Grant and shall otherwise be in such form as the Board may from time to time determine. If a certificate becomes worn out, defaced, destroyed or lost, it may be renewed on such evidence being provided and on such terms as the Board may require.

4.7                            No SAR shall be granted other than to a person who at the Date of Grant is an Eligible Employee.

4.8                            Subject to Rule 7.3 of the Plan, a SAR granted to an Eligible Employee shall be personal to him and neither such SAR nor any rights or interests of a Participant under this Plan shall be the subject of any disposal, assignment, charge or other dealing by such Participant.

5                                      Grant of SAR Options

5.1                            The Board shall grant an SAR Option to the Trustee, during the period specified in Rule 4.1 of this Schedule 1, over such number of Shares as is calculated pursuant to Rule 4.2 of this Schedule 1.

5.2                            No SAR Option shall be granted to the Trustee in respect of any person unless at the Date of Grant such person is an Eligible Employee.

5.3                            The Company shall issue a deed of option grant to the Trustee which shall be in such form as the Directors may from time to time determine and which shall include the following details:

5.3.1                  the name of each relevant Eligible Employee;

5.3.2                  the date of grant of the SAR Option;

5.3.3                  the price payable by the Trustee on the exercise of an SAR Option, which, in respect of each Share subject to SAR Option, shall equal the net Share price described in Rule 4.2 of this Schedule 1;

5.3.4                  the number of Shares subject to each SAR Option; and

5.3.5                  the duties and obligations of the Trustee with respect to any Share Awards and Cash Awards.

5.4                            Subject to the terms of the Plan, neither the SAR Option nor any rights or interests of the Trustee pursuant to such SAR Option shall be the subject of any disposal, assignment, charge or dealing by the Trustee.

5.5                            No payment shall be made in respect of the grant of an SAR Option.

6                                      Savings Contracts

6.1                            On a Relevant Repayment Date, the balance in the Participant’s Related Savings Contract (including any interest) shall be promptly paid to him.

6.2                            Provided that:

6.2.1                  the Participant is still an Eligible Employee at the Relevant Repayment Date and;

6.2.2                  the Participant has provided the Company with a letter or other evidence from the Savings Authority confirming the completion of 36 monthly savings contributions and closure of the Related Savings Contract, the Participant may then exercise his SAR in accordance with Rule 7.1 and 7.2 of the Plan.

6.3                            If a Participant ceases to be an Eligible Employee for any reason before the Relevant Repayment Date, subject to Rule 7.11 of the Plan, the balance of the Related Savings Contract, as at the date of such cessation, shall be paid to the Participant or (where appropriate) the Participant’s personal representatives or the equivalent in any jurisdiction and, where relevant, no further amounts will be deducted from the Participant’s pay.

6.4                            If the Participant ceases to be an Eligible Employee for a reason provided in Rule 7.3, 7.4 or 7.5 of the Plan or wishes to exercise his SAR in circumstances in which Rules 7.7 or 8 of the Plan apply, or to make an election under Rule 8.4 of the Plan, he (or, where appropriate, his personal representatives or the equivalent in any jurisdiction) must first provide the Company with a letter or other evidence from the Savings Authority confirming the completion of the relevant number of monthly savings contributions and closure of the Related Savings Contract.

7                                      Changes in the control of the Company and Liquidation

7.1                            Rules 8.1, 8.2, 8.3, 8.5 and 9 of the Plan shall be applicable to this Schedule 1.

7.2                            Rule 8.4 of the Plan shall be replaced by the following wording:

“Subject to Rule 8.5, if an effective resolution is passed for the voluntary winding-up of the Company, the Company shall give notice thereof to all Participants and thereupon each Participant may, subject to any provision in the Rules providing for an SAR to lapse at an earlier time and to Rule 5.4, forthwith and until the expiry of 60 days thereafter elect by notice in writing to the Company to be treated as if he had, immediately before the passing of the winding-up resolution, exercised any SAR then held by him. Where a Participant makes an election in respect of his SAR, subject to Rule 9.6 of this Schedule 1, he shall be entitled in the liquidation to such sum as equals the Market Value (calculated pursuant to Rule 9.2 of this Schedule 1) of the number of Shares which would have been subject to any Share Award to which he would otherwise have been entitled, calculated pursuant to Rule 8 and the SAR shall immediately lapse.”

7.3                            Save as mentioned in Rule 7.2 of this Schedule 1, all SARs shall automatically lapse in the event of an effective resolution being passed or an order being made for the winding-up of the Company.

7.4                            The Board shall give notice to the Trustee of any event described in this Rule 7, at the same time as notice is given to all Participants. The Trustee shall exercise the SAR Option(s) held by it in respect of those Participants who wish to exercise SAR(s) within the appropriate time period(s) specified in this Rule 7, or shall take such action as is necessary, pursuant to the deed of option grant, to deliver any sum to which a Participant becomes entitled under Rule 8.4 of the Plan as amended in Rule 7.2 above. To the extent that an SAR Option relates to an SAR which lapses pursuant to this Rule 7, such SAR Option will immediately lapse.  This is subject to Rules 8.5 and 9 of the Plan under which the Participant may elect (or be deemed to have elected) to release his SAR(s) in return for the grant of a new SAR(s) in which case the Trustee may not exercise the corresponding SAR Option(s) held by it.

8                                      Share Award Calculation on the exercise of a SAR

Any Share Award received by a Participant on the exercise of an SAR under Rules 7.3, 7.4,7.5, 7.7 and 8 of the Plan shall be calculated as follows:

N = MSxX ÷ NSPx (ESP-NSP) ÷ ESP

Where: N is the number of Shares contained in a Share Award, rounded down to a whole number of Shares.

MS is the monthly level of savings of a Participant, (converted into pounds Sterling using an exchange rate determined by the Board as at the time invitations are issued to Eligible Employees under Rule 3 of the Plan).

X is the number of monthly savings contributions made by the Participant as at the date of death or cessation of office or employment under Rule 7 of the Plan, or the date on which the Board gives notice to Participants under Rule 8 of the Plan (as appropriate), which, if the Board has determined that M (as defined in Rule 4.2) includes the Notional Bonus, shall be expressed as ((X ÷ 36) x (36 + the Notional Bonus).

NSP is the “net Share price”, (expressed in pounds Sterling) being the Market Value of a Share (as determined by the Board) on the date of grant of the SAR, less a discount (as determined by the Board) of up to 20 per cent of such Market Value.

ESP is the “end Share price”, (expressed in pounds Sterling) being the Market Value of a Share (as determined by the Board) at the date of death or cessation of office or employment under Rule 7 of the Plan, or the date on which the Board gives notice to Participants under Rule 8 of the Plan (as appropriate).

9                                      Procedure for exercise of SARS and Listing

9.1                            A SAR shall be deemed to be exercised upon receipt by the Company (or its duly appointed agent) of both a notice of exercise and written confirmation pursuant to Rule 6.2 or 6.4 of this Schedule 1 in respect of the Related Savings Contract, except where the notice and authority shall be sent by pre-paid post when the date of posting, as evidenced by the postmark on the envelope or in such other manner as shall be determined by the Board, shall be the date of exercise.

9.2                            An SAR Option shall be exercisable by the Trustee submitting to the Company (or its duly appointed agent) a duly completed notice of exercise and the relevant deed of option grant on the date under Rule 4.2 or 8 of this Schedule 1 (as appropriate) by reference to which the Market Value of a Share determines the ESP or “end Share price” as specified in each such rule or where this is not feasible on a date as soon as practicable thereafter and upon such date the Trustee shall be deemed to have instructed the Company’s brokers either to sell as many Shares as are necessary to obtain the funds due on exercise of the SAR Option, where Shares are to be delivered to the relevant Participant on the exercise of the related SAR, and to account to the Company for the net proceeds of sale, such proceeds to be applied in payment of the aggregate exercise price of the SAR Option, or to sell all the Shares under the SAR Option, where cash is to be delivered to the relevant Participant, and to account to the Company for the aggregate exercise price of the SAR Option in payment of such exercise price out of the net proceeds of sale and to deliver to the Trustee the balance of the net proceeds of sale remaining. The notice of exercise will confirm such instructions. The Company may issue a replacement deed of option grant in respect of any unexercised SAR Options.

9.3                            Subject to such consents or other required action of any competent authority under regulations or enactments for the time being in force as may be necessary and subject to compliance with the terms of the SAR Option, the Company shall, within 30 days after the deemed date of exercise of an SAR Option, either issue and allot to the Trustee or at his direction the number of the Shares due or procure the transfer to it or at its direction of those Shares. Except where cash and not Shares is to be delivered to the relevant Participant, the Trustee shall hold the balance of the Shares, after accounting for the Shares which have been sold to fund the cost of exercise, pursuant to the terms of the deed of option grant in respect of the relevant Participant and, subject to the extent of the exercise of the related SAR by the relevant Participant, the Trustee shall arrange for such Shares to be transferred to the Participant or at his direction . Where cash is to be delivered to a Participant in respect of an SAR, the Trustee shall pass on to the Participant the balance of the net proceeds of sale received from the Company’s brokers as referred to in Rule 9.2 of this Schedule 1 as soon as possible. Shares issued and allotted pursuant to this Plan shall rank pari passu in all respects with the Shares in issue on the date of allotment, save as regards any rights attaching by reference to a record date which precedes that date.

9.4                            The Company shall make application to the UK Listing Authority for the admission to the Official List of all Shares allotted pursuant to the Plan and to the London Stock Exchange for permission to trade in those shares provided that Shares are then listed by the UK Listing Authority. Certificates will be issued in respect of new Shares, save that if the Shares are then listed, new Shares may be issued in uncertificated form.

9.5                            If an SAR is exercised in respect of part only of the Shares comprised therein, the SAR in respect of the balance shall lapse.

9.6                            The Company, any employing company or the trustee of any employee benefit trust may make such arrangements as it considers necessary to meet any liability to taxation, duties, social security contributions or other amounts in respect of Share Awards or Cash Awards or otherwise in connection with a person’s participation in the Plan, whether the liability is a liability of, or is payable by, the Participant, the Company, the employing company or the trustee and whether such liability arises before or after the adoption of this Rule.  These arrangements may include a reduction in the number of Shares subject to a Share Award and/or the sale on behalf of the Participant of and of the Shares to which he is entitled under the Plan and the retention of the sale proceeds to meet the liability and/or withholding amounts due from a Cash Award.  References to social security contributions include anything in a jurisdiction outside the United

Kingdom which, in the opinion of the Board, is reasonably comparable to social security contributions.

10                               Cash Awards

Notwithstanding anything to the contrary in these Rules, if the delivery of a Share Award to a Participant is prohibited under any laws or regulations of a relevant territory, no Participant subject to the laws or regulations of such territory shall receive a Share Award. Instead any Participant who would otherwise have received a Share Award may, if the Board so determines, receive a Cash Award equal to the Market Value of the number of Shares which would have been subject to such Share Award.

For the purposes of this Rule 10, Market Value means:

10.1                     in respect of a Share Award which would otherwise have been delivered pursuant to Rule 4.2 of this Schedule 1, Market Value (as determined by the Board) as at the Relevant Repayment Date;

10.2                     in respect of a Share Award which would otherwise have been delivered pursuant to Rule 7 of the Plan, Market Value (as determined by the Board) as at the date of death or cessation of office or employment (under Rule 7 of the Plan), or the date on which the Board gives notice to Participants (under Rule 8 of the Plan).

Subject to Rule 9.6 of this Schedule 1, any Cash Award shall be paid to the Participant as soon as practicable following the determination of Market Value specified above and any SARs which relate to a corresponding Share Award shall lapse immediately thereafter.